UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIMEDX GROUP, INC.

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date filed:

Leading Independent Proxy Advisory Firms ISS and Egan-Jones Recommend That

MiMedx Shareholders Vote the BLUE Card “FOR” All Three of the Company’s Director Nominees

ISS Recommends Shareholders Vote “AGAINST” the Petit Group’s Shareholder Proposals

ISS Recommends Shareholders Do Not Vote the White Card

MARIETTA, Ga., June 11, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that leading proxy advisory firms Institutional Shareholder Services (“ISS”) and Egan-Jones Proxy Services (“Egan-Jones”) have recommended MiMedx shareholders vote “FOR” the Company’s three director nominees – K. Todd Newton, Dr. Kathleen Behrens Wilsey and Timothy R. Wright – on the BLUE proxy card in connection with the Company’s 2018 Annual Meeting of Shareholders to be held on June 17, 2019.

To help sort through the many claims and counterclaims in a contested director election, institutional investors such as mutual, pension and retirement funds rely on the recommendations from proxy advisory firms like ISS and Egan-Jones. These investors, who have investments in dozens, hundreds or even thousands of stocks, find it useful to hear the perspectives of neutral, independent experts like ISS and Egan-Jones as they consider how to vote their shares.

In its report dated June 10, 2019, ISS concluded the following1:

•

“The company’s slate would add the current CEO (Wright), a highly qualified chair of the board (Behrens Wilsey), and a new chair of the audit committee (Newton), all of whom show competence and relevant experience. Of equal importance, the management nominees are new to the company and untainted by any wrongdoing that might have taken place in prior years.”

•

“The leader of the dissident slate [Parker H. “Pete” Petit] is currently under investigation by the Department of Justice and the SEC. He is accused of lying under oath. And while he asserts that the audit committee of the board is acting to benefit itself, it is clear that he would benefit much more if he could rejoin the board and terminate efforts to claw back his prior years’ compensation. The other members of the dissident slate, Furstenberg and George, do not have any prior public board experience or any relevant professional biopharma experience.”

•

“Shareholder support for the dissident slate would advocate for a return to the company as it existed prior to the board’s disclosure of financial irregularities, when it was apparently fraught with undisclosed risk. That would potentially be destructive to MiMedx’ long-term prospects.”

•

“Choosing between the company’s nominees and those of the dissident, it appears clear that the best opportunity for long-term value creation lies with the leadership agreed to by the company and Prescience. Support for the management slate on the BLUE card is therefore recommended.”

Additionally, ISS recommends shareholders vote AGAINST the two shareholder proposals submitted by Parker H. “Pete” Petit on the BLUE card, advising for both:

•	“A vote AGAINST this shareholder proposal is warranted as there appears to be no merit to the dissident campaign.”

In its report dated June 10, 2019, Egan-Jones concluded1:

•

“In our view, Mr. Petit’s termination with cause in 2018 is more than enough reason for him not to be elected in the Board. As a result of a series of investigations initiated by the Audit Committee, with the supervision and help of an independent firm, King & Spalding, we strongly believe that Mr. Petit should not be allowed to return in the Company in any position.”

•

“In our view, Mr. Petit’s election to the Board will reject the value of credibility and integrity, which the Company is trying to gain from its employees, customers, business partners, potential capital sources, law enforcement and regulators. His return to the Company, in our view, would seriously harm its relationships with the said stakeholders, and will damage its reputation and investor confidence that the Board is trying to rebuild.”

•

“We commend the Company for refreshing the Board, which includes the appointment of a new CEO. While we believe that much work is to be done, in our view, the Company has taken the significant steps to strengthen the foundation of its strategic plan, by electing new leaders, who will lead the Company in the restoration of its brand and reputation. Given a slate of nominees, the nominees appear qualified and we recommend that clients vote FOR the nominees on the BLUE proxy card provided by the management.”

Commenting on the ISS and Egan-Jones reports, Charles R. Evans, Chairman of the Board, stated, “We are encouraged by ISS’s and Egan-Jones’s strong support and their recommendations that MiMedx shareholders vote for all three of our highly qualified director nominees on the BLUE proxy card.”

MiMedx urges shareholders to follow the ISS and Egan-Jones recommendations and vote “FOR” MiMedx’s highly qualified nominees online or by telephone, using the BLUE proxy card TODAY. Shareholders should be aware that a vote on Mr. Petit’s white card — even if you vote against Mr. Petit — is not the same as voting for MiMedx’s candidates. Please use the BLUE card.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting MiMedx in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll-free at 1 (877) 800-5195

Banks and Brokers may call collect at 1 (212) 750-5833

Sidley Austin LLP is acting as legal advisor to MiMedx.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contacts

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449

[1]	Permission to use quotations neither sought nor obtained.